CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 347-4300 ext. 232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Receipt of NIH Grant for Development of GGF2 in Heart Failure

HAWTHORNE, N.Y., July 20, 2010 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced the National Heart, Lung, and Blood Institute (NHLBI) has awarded a $1 million Cardiac Translational Research Implementation Program (C-TRIP) grant to support research on Glial Growth Factor 2 (GGF2), a novel investigational agent for the treatment of patients with heart failure under development at Acorda. The grant, supporting both clinical and laboratory studies, was awarded jointly to Acorda and Vanderbilt University Heart and Vascular Institute, which are collaborating on research of GGF2 in heart failure. The first clinical study for GGF2 in patients with heart failure is expected to begin in mid-2010.

“Collaboration is often critical to important scientific advances, and we are excited to be working with Vanderbilt University Heart and Vascular Institute, a leading cardiac treatment and research center, to explore the use of GGF2 in heart failure,” said Anthony Caggiano, M.D., Ph.D., Vice President of Preclinical Development at Acorda.

NHLBI, a division of the National Institutes of Health (NIH), provides C-TRIP grants in order to advance research on promising new therapeutics that address unmet medical needs in cardiovascular diseases. The grant will support early phase GGF2 clinical studies. If these studies are successful, Acorda and Vanderbilt will be eligible to apply for a second phase C-TRIP grant of at least $7.5 million.

GGF2, which is one of a family of proteins known as neuregulins, has demonstrated therapeutic effect in a number of preclinical models of cardiovascular and central nervous system conditions. GGF2 acts directly on heart muscle cells, or cardiomyocytes, and is believed to promote the repair of tissue damage resulting from heart disease or injury, improving the heart's ability to contract. It has been shown to improve heart function and survival in preclinical models of heart damage and failure. Currently, damaged heart muscle cells cannot be repaired, so that GGF2 represents a novel approach to treating heart failure.

“Vanderbilt has world-recognized cardiac expertise; Acorda has extensive experience in the development of the neuregulins and in all aspects of drug development. Collaborating under this C-TRIP grant will allow us to leverage our complementary skills toward a common goal of advancing the care of patients with heart failure,” said Doug Sawyer, M.D., Ph.D., Lisa M. Jacobson Professor of Medicine, Vanderbilt University Heart and Vascular Institute.

Dr. Sawyer is the lead primary investigator on the C-TRIP grant; Dr. Caggiano is the co-primary investigator.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and other nervous system disorders. The Company's marketed products include AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed; and ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Because of the short duration of effect, treatment with ZANAFLEX CAPSULES should be reserved for those daily activities and times when relief of spasticity is most important. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules, the risk of unfavorable results from future studies of Ampyra, the occurrence of adverse safety events with our products, delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith, competition, failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics' operations, and unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.